EXHIBIT 99.4
SIXTH AMENDMENT
TO
LOAN AGREEMENT
     This Sixth Amendment To Loan Agreement is entered into as of August 1, 2005 (the “Amendment”), by and among Comerica Bank, successor by merger to Comerica Bank - California (“Bank”), Safeguard Delaware, inc (“Safeguard Delaware”) and Safeguard Scientifics (Delaware), Inc (“Safeguard Scientifics”; Safeguard Scientifics and Safeguard Delaware are sometimes referred to, individually, as a “Borrower” and collectively, as the “Borrowers”).
Recitals
     Borrowers and Bank are parties to that certain Loan Agreement dated as of May 10, 2002, as amended from time to time, including without limitation by a First Amendment to Loan Agreement dated as of May 9, 2003, a Second Amendment to Loan Agreement dated as of February 12, 2004, a Third Amendment to Loan Agreement dated as of May 8, 2004, a Fourth Amendment to Loan Agreement dated as of September 30, 2004 and a Fifth Amendment to Loan Agreement dated as of May 2, 2005 (as so amended, the “Agreement”). The parties desire to further amend the Agreement in accordance with the terms of this Amendment,
     Now, Therefore, the parties agree as follows:
     1. The following definition is hereby amended in Section 1 of the Agreement to read as follows:
          “Revolving Line” means (i) the period beginning on August 1, 2005 through January 27, 2006 (provided that such period shall in no event be longer than one hundred and eighty (180) calendar days), aggregate Credit Extensions of up to Fifty Three Million Six Hundred Sixty Three Thousand Eight Hundred Two Dollars ($53,663,802), and (ii) beginning on January 28, 2006 and at all times thereafter, aggregate Credit Extensions of up to Forty Eight Million Six Hundred Sixty Three Thousand Eight Hundred Two Dollars ($48,663,802).
     2. Unless otherwise defined, all initially capitalized terms in this Amendment shall be as defined in the Agreement. The Agreement, as amended hereby, shall be and remain in full force and effect in accordance with its respective terms and hereby is ratified and confirmed in all respects. Each Borrower ratifies and reaffirms the continuing effectiveness of the Agreement and all instruments, documents and agreements entered into in connection with the Agreement.
     3. Each Borrower represents and warrants that the Representations and Warranties contained in the Agreement are true and correct as of the date of this Amendment, and that no Event of Default has occurred and is continuing.
     4. This Amendment may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one instrument.
     5. As a condition to the effectiveness of this Amendment, Bank shall have received, in form and substance satisfactory to Bank, the following:
          (a) this Amendment, duly executed by Borrowers;
          (b) corporate resolutions to borrow, duly executed by each Borrower;
          (c) disbursement instructions and auto-debit authorization;
          (d) an Affirmation of Guaranty, duly executed by Safeguard Scientifics, Inc.;

          (e) corporate resolutions to guaranty, duly executed by Safeguard Scientifics, Inc.;
          (f) an amount equal to all Bank Expenses incurred through the date of this Amendment; and
          (g) such other documents, and completion of such other matters, as Bank may reasonably deem necessary or appropriate.
     IN WITNESS WHEREOF, the undersigned have executed this Amendment as of the first date above written.

SAFEGUARD DELAWARE, INC.

By:	/s/ Christopher J. Davis

Christopher J. Davis
Title:	Vice President & Treasurer

SAFEGUARD SCIENTIFICS
(DELAWARE), INC.

By:	/s/ Christopher J. Davis

Christopher J. Davis
Title:	Vice President and Treasurer

COMERICA BANK

By:	/s/ Andy Fitzpatrick

Title: Assistant Vice President